ELEVENTH AMENDMENT TO
ETF DISTRIBUTION AGREEMENT

This eleventh amendment (“Amendment”) to the ETF Distribution Agreement (the “Agreement”) dated as of September 30, 2021, by and between ETF Series Solutions and Foreside Fund Services, LLC (together, the “Parties”) is made effective as of November 10, 2025.

WHEREAS, the Parties desire to amend Exhibit A of the Agreement.

WHEREAS, Section 8(b) of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.
2.Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.
3.Except as expressly amended hereby, all the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.
4.This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

ETF SERIES SOLUTIONS		FORESIDE FUND SERVICES, LLC

By:	/s/ Kristina R. Nelson	By:	/s/ Teresa Cowan
	Kristina R. Nelson, President		Teresa Cowan, President and Manager

EXHIBIT A

Point Bridge America First ETF
Defiance Quantum ETF
Defiance Connective Technologies ETF
Defiance Drone and Modern Warfare ETF
Defiance GRNY Option Income ETF
Defiance NUKZ Option Income ETF
Defiance BMNR Option Income ETF